Exhibit 99.1

REDWOOD TRUST REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood", the "Company"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended March 31, 2025.
Key Q1 2025 Financial Results and Metrics
•GAAP book value per common share was $8.39 at March 31, 2025, relative to $8.46 per share at December 31, 2024
◦Economic return on book value of 1.3% for the first quarter(1)
•GAAP net income related to common stockholders of $14.4 million or $0.10 per basic and diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $19.8 million or $0.14 per basic common share(2)
•Recourse leverage ratio of 2.5x at March 31, 2025, relative to 2.4x at December 31, 2024(3)
•Unrestricted cash and cash equivalents of $260 million and unencumbered assets of approximately $290 million at March 31, 2025
•Declared and paid a regular quarterly dividend of $0.18 per common share

($ in millions, except per share data)	Three Months Ended
	3/31/2025	12/31/2024
Financial Performance
Book Value per Common Share	$8.39	$8.46
Economic Return on Book Value (1)	1.3%	(1.1)%

Net Income (Loss) per Basic Common Share	$0.10	$(0.07)
EAD per Basic Common Share (non-GAAP) (2)	$0.14	$0.13

Return on Equity ("ROE") (annualized)	5.2%	(3.0)%
EAD Return on Equity ("EAD ROE") (annualized, non-GAAP) (2)	7.1%	6.6%

Dividends per Common Share	$0.18	$0.18
Recourse Leverage Ratio (3)	2.5x	2.4x

Q1 2025 Segment Highlights

Segment Net Income (Loss) Results Summary
($ in millions)
	Three Months Ended
	3/31/2025	12/31/2024
Sequoia Mortgage Banking	$25.8	$21.8
CoreVest Mortgage Banking	1.3	1.5
Total Mortgage Banking Net Income	$27.2	$23.3

Retained Operating Investments	23.0	27.3
Third-Party Portfolio Investments	33.8	2.0
Legacy Bridge Investments	(33.9)	(26.6)
Total Redwood Investments Net Income	$22.9	$2.8
Corporate Expenses	(35.6)	(34.5)
GAAP Net Income (Loss)	$14.4	$(8.4)
Sequoia Mortgage Banking
•Segment GAAP net income of $25.8 million
•Generated 28% annualized GAAP Return on Equity ("ROE")
•Locked $4.0 billion of loans(4), a 73% increase from $2.3 billion in the fourth quarter 2024 and a 125% increase from $1.8 billion in the first quarter 2024
◦Includes $111 million of expanded Aspire loans(5)
•Distributed $2.0 billion of loans through a combination of securitizations ($1.6 billion) and whole loan sales ($421 million)
◦Gain on sale margin of 123 basis points, compared to historical target range of 75 to 100 basis points
CoreVest Mortgage Banking
•Segment GAAP net income of $1.3 million
•Generated 9% and 20% annualized GAAP ROE and non-GAAP EAD ROE, respectively(2)
•Funded $482 million of loans (61% bridge and 39% term), a 4% decrease from $501 million in the fourth quarter 2024 and a 48% increase from $326 million in the first quarter 2024
•Distributed $421 million of loans through whole loan sales and sales to joint ventures ("JVs")

Redwood Investments(6)
•Segment net income of $22.9 million
◦Net income from Retained Operating Investments decreased in the first quarter 2025 relative to the fourth quarter 2024, as lower net interest income and spread widening offset some of the benefit of lower interest rates
◦Net income from Third-Party Portfolio Investments increased in the first quarter 2025 relative to the fourth quarter 2024, as a decline in interest rates resulted in higher valuations
◦Net (loss) from Legacy Bridge Loan Investments in the first quarter 2025 increased relative to the fourth quarter 2024, as higher bridge delinquencies resulted in incremental negative fair value changes on certain 2021 and 2022 vintage bridge loans
•Redwood Investments recourse leverage ratio remained low at 1.1x at March 31, 2025(7)
•Accretively deployed approximately $100 million of capital primarily into Retained Operating Investments with target returns of 15% to 20%(8)
Q2 2025 Highlights to Date(9)
•Distributed approximately $520 million of loans across our operating platforms through securitizations, whole loans sales and sales to JVs(10)

"We are pleased to report first quarter results that we believe highlight substantial strategic progress and market share gains across our platforms,” said Christopher Abate, Chief Executive Officer of Redwood. "Our Sequoia business produced its highest lock volumes in three years, CoreVest saw ongoing strength in fundings for smaller balance loans and we successfully launched our expanded Aspire loans to our network of loan sellers. With nearly $2.5 billion of distributions in the first quarter, investor demand for the assets we source continues to grow significantly. In line with this demand, we remain focused on migrating capital towards our operating platforms to execute further on our business plans and grow our earnings profile.”

Abate added, "As previously reported, our businesses have remained strong through April, as we continue to support our partners with our full suite of products while actively safeguarding book value amid market volatility. Looking ahead, we plan to use our solid capital footing to continue providing class-leading service to our origination and sponsor networks, with the objective of further growing market share as the year progresses.”

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution and EAD ROE are non-GAAP measures. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. At March 31, 2025, and December 31, 2024, recourse debt excluded $15.8 billion and $14.3 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $40 million and $42 million, respectively, of goodwill and intangible assets.
4.Lock volume represents loans identified for purchase from loan sellers. Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
5.Aspire lock volume is included in the Sequoia Mortgage Banking business segment results.
6.Redwood Investments is comprised of: (i) Retained Operating Investments (includes investments retained from our Sequoia securitizations and CoreVest term and bridge loan securitizations), (ii) Third-Party Portfolio Investments (includes reperforming loan (SLST) securities, other third-party securities that reflect the Company's long-term thesis on housing credit, third-party HEI and other bespoke investments) and (iii) Bridge loan and REO Investments (includes unsecuritized CoreVest multifamily and single-family bridge loans).
7.Redwood Investments Recourse leverage ratio is defined as recourse debt at Redwood Investments divided by capital invested. Recourse debt excludes $14.8 billion of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood at Redwood Investments. At March 31, 2025, recourse debt at Redwood Investments includes our $200 million secured financing facility which had previously been presented as Corporate debt. Prior periods have been conformed tor this presentation.
8.Represents management’s targets and actual results may differ materially.
9.Represents Q2'25 activity through April 29, 2025 unless otherwise noted.
10.Includes securitizations and sales that have priced but not yet closed as of April 29, 2025.

First Quarter 2025 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the first quarter 2025 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, April 30, 2025, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time to discuss its first quarter 2025 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Wednesday, May 14, 2025, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13752516.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Monday, May 12, 2025, and also make it available on Redwood’s website.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	3/31/25	12/31/24

Net Interest Income From:
Sequoia mortgage banking	$18.3	$17.0
CoreVest mortgage banking	2.0	1.1
Redwood investments	23.5	23.7
Corporate/other	(15.9)	(14.2)
Net Interest Income	$27.9	$27.6
Non-interest income
Sequoia mortgage banking activities, net	22.2	16.8
CoreVest mortgage banking activities, net	10.9	9.6
Investment fair value changes, net	(5.2)	(25.5)
HEI income, net	10.2	6.4
Servicing income, net	3.4	6.4
Fee income, net	2.4	3.6
Other income, net	1.6	0.7
Realized gains, net	0.6	(0.3)
Total non-interest income, net	$45.9	$17.6
General and administrative expenses	(37.5)	(32.5)
Portfolio management costs	(6.5)	(6.1)
Loan acquisition costs	(3.6)	(3.6)
Other expenses	(3.9)	(3.3)
(Provision for) income taxes	(6.3)	(6.3)
Net income (loss)	$16.1	$(6.6)
Dividends on preferred stock	(1.8)	(1.8)
Net income (loss) available (related) to common stockholders	$14.4	$(8.4)

Weighted average basic common shares (thousands)	132,766	132,294
Weighted average diluted common shares (thousands) (2)	132,766	132,294
Earnings (loss) per basic common share	$0.10	$(0.07)
Earnings (loss) per diluted common share	$0.10	$(0.07)
Regular dividends declared per common share	$0.18	$0.18

(1)Certain totals may not foot due to rounding.
(2)Actual shares outstanding (in thousands) at March 31, 2025 and December 31, 2024 were 133,005 and 132,520, respectively.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	3/31/2025	12/31/24

Residential consumer loans	$12,752	$11,078
Residential investor loans	4,440	4,587
Consolidated agency multifamily loans	424	425
Real estate securities	376	405
Home equity investments (HEI)	600	590
Servicing investments	298	298
Strategic investments	85	78
Cash and cash equivalents	260	245
Other assets	637	553
Total assets	$19,872	$18,258

Asset-backed securities issued, net	$14,458	$13,270
Debt obligations, net	3,761	3,463
Other liabilities	469	337
Total liabilities	$18,688	$17,070
Stockholders' equity	1,183	1,188
Total liabilities and equity	$19,872	$18,258

Common shares outstanding at period end (thousands)	133,005	132,520
GAAP book value per common share	$8.39	$8.46

(1)Certain totals may not foot due to rounding.

Segment Financial Information

	Three Months Ended March 31, 2025
(In Millions)	Sequoia Mortgage Banking	CoreVest Mortgage Banking	Redwood Investments	Corporate/ Other	Total
Interest income	$31.7	$4.4	$235.7	$0.3	$272.1
Interest expense	(13.3)	(2.4)	(212.3)	(16.2)	(244.2)
Net interest income (expense)	18.3	2.0	23.5	(15.9)	27.9
Non-interest income
Mortgage banking activities, net, excluding risk management derivatives	1.4	13.8	—	—	15.2
Risk management derivatives (losses) gains, net (1)	20.8	(2.9)	—	—	17.8
Total Mortgage banking activities, net	22.2	10.9	—	—	33.1
Investment fair value changes, net, excluding risk management derivatives	—	—	(25.7)	(0.1)	(25.8)
Risk management derivatives gains (losses), net (1)	—	—	20.6	—	20.6
Total Investment fair value changes, net	—	—	(5.1)	(0.1)	(5.2)
HEI income, net	—	—	10.2	—	10.2
Servicing Income, net	—	—	3.4	—	3.4
Fee Income, net	—	3.1	(0.7)	—	2.4
Other income, net	—	—	0.4	1.2	1.6
Realized gains, net	—	—	0.6	—	0.6
Total non-interest income, net	22.2	14.0	8.7	1.1	45.9
General and administrative expenses	(6.3)	(10.6)	(1.4)	(19.2)	(37.5)
Portfolio management costs	—	—	(6.5)	—	(6.5)
Loan acquisition costs	(1.1)	(2.5)	—	—	(3.6)
Other expenses	—	(2.2)	(1.7)	—	(3.9)
(Provision for) benefit from income taxes	(7.3)	0.6	0.3	—	(6.3)
Net Income (Loss) (2)	$25.8	$1.3	$22.9	$(33.9)	$16.1
Total Assets	$1,559.1	$344.0	$17,602.0	$366.7	$19,871.8
(1)Represents market valuation changes of derivatives that were used to manage risks associated with our mortgage banking operations and Redwood Investments. For mortgage banking, also includes other derivative financial instruments such as loan purchase commitments and interest rate locks.
(2)Net Income (Loss) by segment is also referred to as Segment Net Income (Loss).

Segment Financial Information (continued)

	Three Months Ended December 31, 2024
(In Millions)	Sequoia Mortgage Banking	CoreVest Mortgage Banking	Redwood Investments	Corporate/ Other	Total
Interest income	$36.1	$4.6	$225.2	$0.4	$266.4
Interest expense	(19.1)	(3.5)	(201.6)	(14.6)	(238.8)
Net interest income (expense)	17.0	1.1	23.7	(14.2)	27.6
Non-interest income (loss)
Mortgage banking activities, net, excluding risk management derivatives	66.5	7.1	—	—	73.7
Risk management derivatives (losses) gains, net (1)	(49.7)	2.4	—	—	(47.3)
Total Mortgage banking activities, net	16.8	9.6	—	—	26.3
Investment fair value changes, net, excluding risk management derivatives	—	—	(34.8)	(0.6)	(35.4)
Risk management derivatives gains, net (1)	—	—	9.9	—	9.9
Total Investment fair value changes, net	—	—	(24.9)	(0.6)	(25.5)
HEI income, net	—	—	6.4	—	6.4
Servicing Income, net		—	6.4	—	6.4
Fee Income, net		3.7	(0.1)	—	3.6
Other income, net	—	—	1.0	(0.3)	0.7
Realized gains, net	—	—	—	(0.4)	(0.3)
Total non-interest income (loss), net	16.8	13.3	(11.2)	(1.3)	17.6
General and administrative expenses	(5.0)	(9.6)	(0.5)	(17.4)	(32.5)
Portfolio management costs	—	—	(6.0)	(0.1)	(6.1)
Loan acquisition costs	(1.0)	(2.6)	—	—	(3.6)
Other expenses	—	(2.2)	(1.1)	—	(3.3)
(Provision for) benefit from income taxes	(6.0)	1.5	(2.1)	0.3	(6.3)
Net Income (Loss) (2)	$21.8	$1.5	$2.8	$(32.7)	$(6.6)
Total Assets	$1,231.7	$334.5	$16,358.4	$333.7	$18,258.3
(1)Represents market valuation changes of derivatives that were used to manage risks associated with our mortgage banking operations and Redwood Investments. For mortgage banking, also includes other derivative financial instruments such as loan purchase commitments and interest rate locks.
(2)Net Income (Loss) by segment is also referred to as Segment Net Income (Loss).

Non-GAAP Disclosures

Reconciliation of GAAP Net Income Available to Common Stockholders to non-GAAP EAD(1)(2)
	Three Months Ended
($ in millions, except per share data)	3/31/2025	12/31/24

GAAP Net income available to common stockholders	$14.4	$(8.4)
Adjustments:
Investment fair value changes, net (3)	5.2	25.5
Realized (gains)/losses, net (4)	(0.6)	0.3
Acquisition related expenses (5)	2.2	2.2
Tax effect of adjustments (6)	(1.4)	(1.2)
Earnings available for distribution (non-GAAP)	$19.8	$18.4

Earnings per basic common share (GAAP)	$0.10	$(0.07)
EAD per basic common share (non-GAAP)	$0.14	$0.13
GAAP Return on common equity (annualized)	5.2%	(3.0)%
EAD Return on common equity (non-GAAP, annualized) (7)	7.1%	6.6%
1.Certain totals may not foot due to rounding.
2.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common stockholders and GAAP Return on common equity ("GAAP ROE" or "ROE"), respectively. EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to (i) exclude investment fair value changes, net; (ii) exclude realized gains and losses; (iii) exclude acquisition related expenses; (iv) exclude certain organizational restructuring charges (as applicable); and (v) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented. EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common stockholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
3.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments (excluding HEI) and associated hedges. As noted above, realized and unrealized gains and losses on our HEI investments are reflected in a separate line item on our consolidated income statements titled "HEI income, net".
4.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.
5.Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend and CoreVest acquisitions.
6.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
7.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

Non-GAAP Disclosures (Continued)

Reconciliation of GAAP Net Income to non-GAAP EAD
Net Income by Mortgage Banking Segment(1)(2)
	Three Months Ended		Three Months Ended
	3/31/25		12/31/24
($ in millions)	Sequoia Mortgage Banking	CoreVest Mortgage Banking	Sequoia Mortgage Banking	CoreVest Mortgage Banking

GAAP Net Income	$25.8	$1.3	$21.8	$1.5
Adjustments:
Acquisition related expenses(3)	—	2.2	—	2.2
Tax effect of adjustments(4)	—	(0.6)	—	(0.7)
EAD (non-GAAP)	$25.8	$2.9	$21.8	$3.1

Capital utilized (average for period)	$367	$58	$387	$50

Return on equity (GAAP)	28%	9%	23%	12%
EAD return on equity (non-GAAP)(5)	28%	20%	23%	25%

1.Certain totals may not foot due to rounding.
2.Segment EAD and Segment EAD ROE are non-GAAP measures derived from GAAP Net Income and GAAP Return on equity ("GAAP ROE" or "ROE"), respectively. GAAP ROE is defined as: GAAP Net Income by segment adjusted to (i) exclude investment fair value changes, net (as applicable); (ii) exclude realized gains and losses (as applicable); (iii) exclude acquisition related expenses; (iv) exclude certain organizational restructuring charges (as applicable); and (v) adjust for the hypothetical income taxes associated with these adjustments. Each of these adjustments to arrive at EAD are the same adjustments used to calculate EAD, as applicable to each segment for which it is being calculated. EAD ROE presents a measure of profitability relative to the amount of capital utilized in the operations of each segment during a period and is calculated by dividing annualized non-GAAP EAD by the average capital utilized by the segment during the period. Management utilizes these measures internally in analyzing each of the Company’s business segments’ Net Income to EAD. See prior page for a further description of how management utilizes EAD and why EAD may assist investors, as well as limitations related to using EAD-based metrics. We caution that EAD and EAD ROE should not be utilized in isolation, nor should they be considered as alternatives to GAAP Net Income, GAAP ROE or other measurements of results of operations computed in accordance with GAAP.
3.Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend and CoreVest acquisitions.
4.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
5.EAD ROE is calculated by dividing EAD by average capital utilized for each respective period.

About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors through our best-in-class securitization platforms, whole-loan distribution activities, and our publicly traded shares. We operate our business in three segments: Sequoia Mortgage Banking, CoreVest Mortgage Banking and Redwood Investments. Through Aspire, we directly originate home equity investment options to homeowners and purchase expanded home loan products from mortgage originators. Additionally, RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including target returns we are seeking on portfolio investments and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2024 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS
Investor Relations
Kaitlyn Mauritz
Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com